Exhibit 99.1

Teva Reports First Quarter 2023 Financial Results and Reaffirms 2023 Non-GAAP Outlook

TEL AVIV, Israel--(BUSINESS WIRE)--May 10, 2023--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended March 31, 2023.

  Revenues of $3.7 billion
  GAAP loss per share of $0.18
  Non-GAAP diluted EPS of $0.40
  Cash flow used in operating activities of $145 million
  Free cash flow of $41 million
  Non-GAAP gross profit margin of 49.1% was mainly impacted by an unfavorable portfolio mix and an increase in COGS due to inflationary pressure. We expect our gross profit margin to improve in the coming quarters due to improved portfolio mix driven by our innovative products, namely AUSTEDO®, AJOVY® and UZEDY™, as well as by lower COGS, driven by supply chain enhancements and easing of certain elements of inflationary pressure.
  Full year 2023 business outlook reaffirmed:
    Revenues of $14.8 - $15.4 billion
    Adjusted EBITDA of $4.5 - $4.9 billion
    Non-GAAP diluted EPS of $2.25 - $2.55
    Free cash flow of $1.7 - $2.1 billion

Mr. Richard Francis, Teva's President and CEO, said, “I am pleased to report that our revenues for the first quarter reached $3.7 billion, marking a 4% increase in local currency terms, compared to the first quarter of 2022: We have seen growth across all regions - Europe is experiencing a solid 9% increase, International Markets an 8% increase, and North America is up 2%.”

Mr. Francis continued, "Our innovative brands performed well this quarter - AUSTEDO grew 10% year-over-year and AJOVY grew 35% across all regions in local currency. We are also excited about the recent approvals of AUSTEDO XR, the new once-daily formulation for AUSTEDO, and UZEDY (risperidone), our new long-acting injectable treatment for schizophrenia in adults. While we are seeing some positive tailwinds, we are also taking decisive actions to address some headwinds, mainly through improved portfolio mix driven by our innovative products and supply chain enhancements. We expect these actions will improve our gross profit margin in the coming quarters, and today, we are reaffirming our 2023 outlook which was provided in February.

As we prepare to launch our new strategy next week, I am filled with enthusiasm and optimism. This strategy will build on Teva's strong foundations, key strengths, and sets the stage for long-term growth. We have worked hard over the last few months to challenge ourselves, look at how the market is evolving and how we can create substantial value both for Teva and for patients. I am really excited about the outcome – a new roadmap where we will make decisive choices and focus our resources to drive growth and innovation."

First Quarter 2023 Consolidated Results

Revenues in the first quarter of 2023 were $3,661 million, flat compared to the first quarter of 2022. In local currency terms, revenues increased by 4%, mainly due to higher revenues from generic products in our Europe and International Markets segments, certain innovative products primarily AUSTEDO and AJOVY, as well as from Anda in our North America segment, partially offset by lower revenues from generic products in our North America segment, API sales to third parties and BENDEKA® and TREANDA® in our North America segment.

Exchange rate movements during the first quarter of 2023, including hedging effects, negatively impacted our revenues by $128 million compared to the first quarter of 2022. Exchange rate movements during the first quarter of 2023, including hedging effects, negatively impacted our operating income and non-GAAP operating income by $32 million and $33 million, respectively, compared to the first quarter of 2022.

Gross profit was $1,582 million in the first quarter of 2023, a decrease of 9% compared to the first quarter of 2022. Gross profit margin was 43.2% in the first quarter of 2023, compared to 47.5% in the first quarter of 2022. Non-GAAP gross profit was $1,796 million in the first quarter of 2023, a decrease of 10% compared to the first quarter of 2022. Non-GAAP gross profit margin was 49.1% in the first quarter of 2023, compared to 54.2% in the first quarter of 2022. This decrease in both gross profit margin and non- GAAP gross profit margin was mainly driven by rising costs due to inflationary and other macroeconomic pressures, an increase in revenues with lower profitability from Anda in our North America segment, lower revenues from COPAXONE® and BENDEKA and TREANDA, and an unfavorable impact of hedging activities, partially offset by higher revenues from AUSTEDO and AJOVY.

Research and Development (R&D) expenses in the first quarter of 2023 were $234 million, an increase of 4% compared to $225 million, in the first quarter of 2022, mainly due to an increase in neuroscience (mainly neuropsychiatry) and immunology as well as various generics and biosimilar products.

Selling and Marketing (S&M) expenses in the first quarter of 2023 were $546 million, a decrease of 6% compared to the first quarter of 2022.

General and Administrative (G&A) expenses in the first quarter of 2023 were $296 million, flat compared to the first quarter of 2022.

Other income in the first quarter of 2023 was $2 million, compared to $52 million in the first quarter of 2022. Other income in the first quarter of 2022 was mainly the result of settlement proceeds in our International Markets segment.

Operating income in the first quarter of 2023 was $2 million, compared to an operating loss of $713 million in the first quarter of 2022. Operating income as a percentage of revenues was 0.1% in the first quarter of 2023, compared to operating loss as a percentage of revenues of 19.5% in the first quarter of 2022. The increase in operating income and in operating margin in the first quarter of 2023 was mainly due to higher legal settlements and loss contingencies in the first quarter of 2022. Non-GAAP operating income in the first quarter of 2023 was $785 million representing a non-GAAP operating margin of 21.4%, compared to non-GAAP operating income of $1,013 million, representing a non-GAAP operating margin of 27.7%, in the first quarter of 2022. The decrease in non-GAAP operating margin in the first quarter of 2023 was mainly impacted by lower non-GAAP gross profit margin as discussed above, as well as higher other income in the first quarter of 2022, which primarily included settlement proceeds in our International Markets segment.

Adjusted EBITDA was $899 million in the first quarter of 2023, a decrease of 21%, compared to $1,135 million in the first quarter of 2022.

Financial expenses, net in the first quarter of 2023 were $260 million, compared to $258 million in the first quarter of 2022. Financial expenses, net in the first quarter of 2023 and 2022 were mainly comprised of interest expenses of $260 million and $238 million, respectively.

In the first quarter of 2023, we recognized a tax benefit of $19 million on a pre-tax loss of $258 million. In the first quarter of 2022, we recognized a tax expense of $2 million on a pre-tax loss of $971 million.

Non-GAAP tax rate in the first quarter of 2023 was 15.5%, compared to 18.5% in the first quarter of 2022. Our non-GAAP tax rate in the first quarter of 2023 was mainly affected by the geographic mix of earnings and interest expense disallowances.

We expect our annual non-GAAP tax rate for 2023 to be between 14%-17%, higher than our non-GAAP tax rate for 2022, which was 11.7%, mainly due to the effect of a portion of the realization of losses related to an investment in one of our U.S. subsidiaries in 2022.

Net loss attributable to Teva and loss per share in the first quarter of 2023 were $205 million and $0.18, respectively, compared to $955 million and $0.86, respectively, in the first quarter of 2022. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the first quarter of 2023 were $457 million and $0.40, respectively, compared to $609 million and $0.55, respectively, in the first quarter of 2022.

As of March 31, 2023 and 2022, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,158 million and 1,145 million, respectively.

Non-GAAP information: net non-GAAP adjustments in the first quarter of 2023 were $661 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the first quarter of 2023 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $165 million, of which $145 million is included in cost of sales and the remaining $20 million in S&M expenses;
  Legal settlements and loss contingencies of $233 million;
  Impairment of long-lived assets of $188 million;
  Restructuring expenses of $56 million;
  Equity compensation expenses of $32 million;
  Accelerated depreciation of $25 million;
  Financial expenses of $23 million;
  Contingent consideration expense of $20 million;
  Costs related to regulatory actions taken in facilities of $1 million;
  Other non-GAAP items of $63 million;
  Items attributable to non-controlling interests of $40 million; and
  Corresponding tax effects and unusual tax items of $104 million.

We believe that excluding such items facilitates investors’ understanding of our business.

For further information, see the tables below for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow used in operating activities during the first quarter of 2023 was $145 million, compared to $49 million in the first quarter of 2022. The higher cash flow used in the first quarter of 2023 resulted mainly from lower profit and changes in working capital items, including an increase in accounts receivables net of SR&A, partially offset by an increase in accounts payables.

During the first quarter of 2023, we generated free cash flow of $41 million, which we define as comprising $145 million in cash flow used in operating activities, $323 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $2 million in proceeds from divestitures of businesses and other assets, partially offset by $139 million in cash used for capital investment. During the first quarter of 2022, we generated free cash flow of $117 million, which we define as comprising $49 million in cash flow used in operating activities, $305 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $25 million in proceeds from divestitures of businesses and other assets, partially offset by $157 million in cash used for capital investment and $7 million in cash used for acquisition of businesses, net of cash acquired. The decrease in the first quarter of 2023, resulted mainly from higher cash flow used in operating activities, as discussed above.

As of March 31, 2023, our debt was $20,691 million, compared to $21,212 million as of December 31, 2022. This decrease was mainly due to $646 million senior notes repaid at maturity, partially offset by $176 million of exchange rate fluctuations. Additionally, during the first quarter of 2023, we repurchased $2,506 million aggregate principal amount of notes upon consummation of a cash tender offer, and issued $2,445 million of sustainability-linked senior notes, net of issuance costs. The portion of our total debt classified as short-term as of March 31, 2023 was 5%, compared to 10% as of December 31, 2022. Our average debt maturity was approximately 6.4 years as of March 31, 2023, compared to 5.8 years as of December 31, 2022.

Segment Results for the first Quarter of 2023

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended March 31, 2023 and 2022:

	Three months ended March 31,
	2023		2022
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,766	100%	$1,737	100%
Gross profit	812	46.0%	890	51.2%
R&D expenses	156	8.8%	143	8.2%
S&M expenses	223	12.6%	245	14.1%
G&A expenses	102	5.8%	112	6.4%
Other income	(1)	§	(11)	(0.7%)
Segment profit*	$332	18.8%	$402	23.1%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than 0.5%.

Revenues from our North America segment in the first quarter of 2023 were $1,766 million, an increase of $29 million, or 2%, compared to the first quarter of 2022, mainly due to higher revenues from certain innovative products, primarily AUSTEDO and AJOVY, as well as Anda, partially offset by lower revenues from generic products and BENDEKA and TREANDA.

Revenues in the United States, our largest market, were $1,677 million in the first quarter of 2023, an increase of $39 million or 2% compared to the first quarter of 2022.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended March 31, 2023 and 2022:

	Three months ended March 31,		Percentage Change
	2023	2022	2023-2022
	(U.S. $ in millions)

Generic products	$824	$899	(8%)
AJOVY	49	36	36%
AUSTEDO	170	154	10%
BENDEKA and TREANDA	63	82	(23%)
COPAXONE	76	86	(12%)
Anda	424	342	24%
Other (*)	160	139	15%
Total	$1,766	$1,737	2%

____________________

(*) Other revenues in the first quarter of 2023 increased mainly due to a reduction in estimated liabilities in connection with ProAir® HFA following its discontinuation on October 1, 2022.

Generic products revenues in our North America segment (including biosimilars) in the first quarter of 2023 were $824 million, a decrease of 8% compared to the first quarter of 2022, mainly due to increased competition to parts of our portfolio.

On March 9, 2023, Teva and Natco Pharma Ltd. announced the launch of additional strengths for lenalidomide capsules (the generic equivalent of Revlimid®) in the U.S., in 2.5 mg and 20 mg strengths.

In the first quarter of 2023, our total prescriptions for generic products were approximately 81 million (based on trailing twelve months), representing 8.3% of total U.S. generic prescriptions according to IQVIA data.

AJOVY revenues in our North America segment in the first quarter of 2023 increased by 36% to $49 million, compared to the first quarter of 2022, mainly due to growth in volume. In the first quarter of 2023, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 24.5% compared to 23.9% in the first quarter of 2022.

AUSTEDO revenues in our North America segment in the first quarter of 2023 increased by 10%, to $170 million, compared to $154 million in the first quarter of 2022, mainly due to growth in volume.

AUSTEDO XR (deutetrabenazine) extended-release tablets was approved by the FDA on February 17, 2023. AUSTEDO XR is a new once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, additional to the currently marketed twice-daily AUSTEDO.

On April 28, 2023, the FDA approved UZEDYTM (risperidone) extended-release injectable suspension for the treatment of schizophrenia in adults. UZEDY is the first subcutaneous, long-acting formulation of risperidone that controls the steady release of risperidone. UZEDY is expected to be available in the U.S. in the coming weeks.

BENDEKA and TREANDA combined revenues in our North America segment in the first quarter of 2023 decreased by 23% to $63 million, compared to the first quarter of 2022, mainly due to generic bendamustine product entry into the market. The orphan drug exclusivity that had attached to bendamustine products expired in December 2022.

COPAXONE revenues in our North America segment in the first quarter of 2023 decreased by 12% to $76 million, compared to the first quarter of 2022, mainly due to generic competition in the United States and a decrease in glatiramer acetate market share due to availability of alternative therapies.

Anda revenues from third-party products in our North America segment in the first quarter of 2023 increased by 24% to $424 million, compared to $342 million in the first quarter of 2022, mainly due to higher demand.

North America Gross Profit

Gross profit from our North America segment in the first quarter of 2023 was $812 million, a decrease of 9%, compared to $890 million in the first quarter of 2022.

Gross profit margin for our North America segment in the first quarter of 2023 decreased to 46.0%, compared to 51.2% in the first quarter of 2022. This decrease was mainly due to higher cost of goods sold, mainly driven by rising costs due to inflationary and other macroeconomic pressures, as well as an increase in revenues with lower profitability from Anda.

North America Profit

Profit from our North America segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our North America segment in the first quarter of 2023 was $332 million, a decrease of 17% compared to $402 million in the first quarter of 2022. This decrease was mainly due to lower gross profit.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended March 31, 2023 and 2022:

	Three months ended March 31,
	2023		2022
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,184	100%	$1,156	100%
Gross profit	655	55.3%	694	60.0%
R&D expenses	53	4.5%	58	5.0%
S&M expenses	187	15.8%	196	17.0%
G&A expenses	70	5.9%	59	5.1%
Other income	§	§	§	§
Segment profit*	$345	29.1%	$381	32.9%

§ Represents an amount less than $0.5 million or 0.5%, as applicable.
* Segment profit does not include amortization and certain other items.

Revenues from our Europe segment in the first quarter of 2023 were $1,184 million, an increase of 2%, or $28 million, compared to the first quarter of 2022. In local currency terms, revenues increased by 9%, mainly due to higher revenues from generic products and generic product launches.

In the first quarter of 2023, revenues were negatively impacted by exchange rate fluctuations of $79 million, net of hedging effects, compared to the first quarter of 2022. Revenues in the first quarter of 2023 included $6 million from a negative hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended March 31, 2023 and 2022:

	Three months ended March 31,		Percentage Change
	2023	2022	2023-2022
	(U.S. $ in millions)
Generic products	$932	$876	6%
AJOVY	36	30	17%
COPAXONE	59	72	(17%)
Respiratory products	68	71	(4%)
Other	89	107	(17%)
Total	$1,184	$1,156	2%

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the first quarter of 2023, increased by 6% to $932 million, compared to the first quarter of 2022. In local currency terms, revenues increased by 12%, mainly due to higher revenues from generic and OTC products and from generic product launches.

AJOVY revenues in our Europe segment in the first quarter of 2023 increased by 17% to $36 million, compared to $30 million in the first quarter of 2022. In local currency terms, revenues increased by 28%, mainly due to growth in European countries in which AJOVY had previously been launched.

COPAXONE revenues in our Europe segment in the first quarter of 2023 decreased by 17% to $59 million, compared to the first quarter of 2022. In local currency terms, revenues decreased by 12%, due to price reductions and a decline in volume resulting from competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the first quarter of 2023 decreased by 4% to $68 million compared to the first quarter of 2022. In local currency terms, revenues increased by 2%, mainly due to higher demand.

Europe Gross Profit

Gross profit from our Europe segment in the first quarter of 2023 was $655 million, a decrease of 6% compared to $694 million in the first quarter of 2022.

Gross profit margin for our Europe segment in the first quarter of 2023 decreased to 55.3%, compared to 60.0% in the first quarter of 2022. This decrease was mainly due to higher cost of goods sold, mainly driven by rising costs due to inflationary and other macroeconomic pressures.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the first quarter of 2023 was $345 million, a decrease of 9%, compared to $381 million in the first quarter of 2022. This decrease was mainly due to lower gross profit as described above and exchange rate fluctuations.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than those in our North America and Europe segments.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended March 31, 2023 and 2022:

	Three months ended March 31,
	2023		2022
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$492	100%	$492	100%
Gross profit	262	53.2%	286	58.1%
R&D expenses	20	4.0%	20	4.0%
S&M expenses	98	19.8%	97	19.8%
G&A expenses	31	6.4%	29	5.9%
Other income	(1)	§	(40)	(8.1%)
Segment profit*	$114	23.1%	$179	36.4%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than 0.5%.

Revenues from our International Markets segment in the first quarter of 2023 were $492 million, flat compared to the first quarter of 2022. In local currency terms, revenues increased by 8% compared to the first quarter of 2022.

In the first quarter of 2023, revenues were negatively impacted by exchange rate fluctuations of $41 million, net of hedging effects, compared to the first quarter of 2022. Revenues in the first quarter of 2023 included a minimal hedging impact, compared to a positive hedging impact of $12 million in the first quarter of 2022, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended March 31, 2023 and 2022:

	Three months ended March 31,		Percentage Change
	2023	2022	2023-2022
	(U.S. $ in millions)
Generic products	$400	$388	3%
AJOVY	10	6	74%
COPAXONE	12	10	16%
Other	70	88	(20%)
Total	$492	$492	§

§ Represents an amount less than 0.5%.

Generic products revenues in our International Markets segment in the first quarter of 2023, which include OTC products, increased by 3% in U.S. dollars to $400 million. In local currency terms, revenues increased by 9% compared to the first quarter of 2022, mainly due to higher revenues in certain markets, as well as price increases largely as a result of rising costs due to inflationary pressure, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

AJOVY was launched in certain markets in our International Markets segment, including in Japan in August 2021. We are moving forward with plans to launch AJOVY in other markets. AJOVY revenues in our International Markets segment in the first quarter of 2023 were $10 million, compared to $6 million in the first quarter of 2022, mainly due to growth in volume.

COPAXONE revenues in our International Markets segment in the first quarter of 2023 were $12 million compared to $10 million in the first quarter of 2022.

AUSTEDO was launched in early 2021 in China and was also launched in Israel during 2021. During the third quarter of 2022, AUSTEDO was launched in Brazil. We continue with additional submissions in various other markets.

International Markets Gross Profit

Gross profit from our International Markets segment in the first quarter of 2023 was $262 million, a decrease of 8% compared to $286 million in the first quarter of 2022.

Gross profit margin for our International Markets segment in the first quarter of 2023 decreased to 53.2%, compared to 58.1% in the first quarter of 2022. This decrease was mainly due to regulatory price reductions and generic competition to off-patented products in Japan, the positive hedging impact of $12 million in the first quarter of 2022, as well as rising costs due to inflationary and other macroeconomic pressures, partially offset by price increases largely as a result of such rising costs.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the first quarter of 2023 was $114 million, a decrease of 36%, compared to $179 million in the first quarter of 2022. This decrease was mainly due to higher other income and higher gross profit in the first quarter of 2022 as compared to the first quarter of 2023.

Other Activities

We have other sources of revenues, primarily the sale of active pharmaceutical ingredients ("APIs") to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments described above.

Revenues from other activities in the first quarter of 2023 were $219 million, a decrease of 20% compared to the first quarter of 2022. In local currency terms, revenues decreased by 19%.

API sales to third parties in the first quarter of 2023 were $132 million, a decrease of 27% in both U.S. dollars and local currency terms, compared to the first quarter of 2022 as many pharmaceutical customers de-stocked inventory levels that had remained high through the COVID-19 pandemic.

Conference Call

Teva will host a conference call and live webcast including a slide presentation on Wednesday, May 10, 2023, at 8:00 a.m. ET to discuss its first quarter 2023 results and overall business environment. A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll-free phone number and your personal pin.

A live webcast of the call will be available on Teva’s website at: ir.tevapharm.com.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and innovative medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of innovative medicines and biopharmaceutical products. Learn more at http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; delays in launches of new generic products; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; our ability to develop and commercialize biopharmaceutical products; competition for our innovative medicines, including AUSTEDO, AJOVY and COPAXONE; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto; the widespread outbreak of an illness or any other communicable disease, or any other public health crisis; effectiveness of our optimization efforts; our ability to attract, hire, integrate and retain highly skilled personnel; manufacturing or quality control problems; interruptions in our supply chain; disruptions of information technology systems; breaches of our data security; variations in intellectual property laws; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; significant sales to a limited number of customers; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; increased legal and regulatory action in connection with public concern over the abuse of opioid medications and any delay in our ability to obtain sufficient participation of plaintiffs for the nationwide settlement of our opioid-related litigation in the United States; scrutiny from competition and pricing authorities around the world, including our ability to successfully defend against the U.S. Department of Justice criminal charges of Sherman Act violations; potential liability for intellectual property right infringement; product liability claims; failure to comply with complex Medicare and Medicaid reporting and payment obligations; compliance with anti-corruption, sanctions and trade control laws; environmental risks; and the impact of ESG issues;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our long-lived assets; the impact of geopolitical conflicts including the ongoing conflict between Russia and Ukraine; potential significant increases in tax liabilities; and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

  and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the first quarter of 2023 and in our Annual Report on Form 10-K for the year ended December 31, 2022, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)

		Three months ended
		March 31,
		2023	2022
Net revenues		$3,661	$3,661
Cost of sales		2,079	1,921
Gross profit		1,582	1,740
Research and development expenses		234	225
Selling and marketing expenses		546	584
General and administrative expenses		296	296
Intangible assets impairments		178	149
Other asset impairments, restructuring and other items		96	128
Legal settlements and loss contingencies		233	1,124
Other income		(2)	(52)
Operating income (loss)		2	(713)
Financial expenses, net		260	258
Income (loss) before income taxes		(258)	(971)
Income taxes (benefit)		(19)	2
Share in (profits) losses of associated companies, net		§	(21)
Net income (loss)		(238)	(952)
Net income (loss) attributable to non-controlling interests		(33)	3
Net income (loss) attributable to Teva		(205)	(955)

Earnings (loss) per share attributable to Teva:	Basic $	(0.18)	(0.86)
	Diluted $	(0.18)	(0.86)
Weighted average number of shares (in millions):	Basic	1,115	1,107
	Diluted	1,115	1,107

Non-GAAP net income attributable to Teva for diluted earnings per share:*		457	609

Non-GAAP earnings per share attributable to Teva:*	Diluted $	0.40	0.55

Non-GAAP average number of shares (in millions):	Diluted	1,128	1,112

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$2,143	$2,801
Accounts receivables, net of allowance for credit losses of $88 million and $91 million as of March 31, 2023 and December 31, 2022	3,435	3,696
Inventories	4,118	3,833
Prepaid expenses	1,253	1,162
Other current assets	542	549
Assets held for sale	10	10
Total current assets	11,501	12,051
Deferred income taxes	1,572	1,453
Other non-current assets	450	441
Property, plant and equipment, net	5,751	5,739
Operating lease right-of-use assets	420	419
Identifiable intangible assets, net	5,964	6,270
Goodwill	17,799	17,633
Total assets	$43,456	$44,006

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	$1,023	$2,109
Sales reserves and allowances	3,309	3,750
Accounts payables	2,381	1,887
Employee-related obligations	432	566
Accrued expenses	2,267	2,151
Other current liabilities	1,000	1,005
Total current liabilities	10,411	11,469

Long-term liabilities:
Deferred income taxes	550	548
Other taxes and long-term liabilities	3,869	3,847
Senior notes and loans	19,668	19,103
Operating lease liabilities	345	349
Total long-term liabilities	24,433	23,846
Equity:
Teva shareholders’ equity	7,860	7,897
Non-controlling interests	751	794
Total equity	8,612	8,691
Total liabilities and equity	$43,456	$44,006

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)

	Three months ended
	March 31,
	2023	2022
Operating activities:
Net income (loss)	$(238)	$(952)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	304	323
Impairment of goodwill, long-lived assets and assets held for sale	189	165
Net change in operating assets and liabilities	(364)	559
Deferred income taxes – net and uncertain tax positions	(106)	(175)
Stock-based compensation	32	24
Other items	34	30
Net loss (gain) from investments and from sale of long lived assets	4	(23)
Net cash provided by (used in) operating activities	(145)	(49)

Investing activities:
Beneficial interest collected in exchange for securitized accounts receivables	323	305
Purchases of property, plant and equipment	(139)	(157)
Proceeds from sale of business and long lived assets	2	25
Acquisition of businesses, net of cash acquired	-	(7)
Purchases of investments and other assets	(4)	(4)
Other investing activities	(1)	(1)
Net cash provided by (used in) investing activities	181	161

Financing activities:
Repayment of senior notes and loans and other long term liabilities	(3,152)	-
Proceeds from senior notes, net of issuance costs	2,451	-
Other financing activities	(5)	2
Net cash provided by (used in) financing activities	(706)	2
Translation adjustment on cash and cash equivalents	12	(62)
Net change in cash, cash equivalents and restricted cash	(658)	52
Balance of cash, cash equivalents and restricted cash at beginning of period	2,834	2,198
Balance of cash, cash equivalents and restricted cash at end of period	$2,176	$2,250

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets:
Cash and cash equivalents...	2,143	2,175
Restricted cash included in other current assets	33	75
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	2,176	2,250

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$334	$299

Reconciliation of gross profit to Non-GAAP gross profit

	Three months ended
	March 31,
($ in millions)	2023	2022
Gross profit	$1,582	$1,740
Gross profit margin	43.2%	47.5%
Increase (decrease) for excluded items:
Amortization of purchased intangible assets	145	178
Costs related to regulatory actions taken in facilities	1	1
Equity compensation	5	5
Accelerated depreciation	25	1
Other non-GAAP items*	38	61
Non-GAAP gross profit	$1,796	$1,986
Non-GAAP gross profit margin**	49.1%	54.2%

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as inventory write offs, primarily related to the rationalization of our plants and other unusual events.

** Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)

	Three months ended
	March 31,
($ in millions)	2023	2022
Operating income (loss)	$2	$(713)
Operating margin	0.1%	(19.5%)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets	165	200
Legal settlements and loss contingencies	233	1,124
Impairment of long-lived assets	188	165
Restructuring costs	56	57
Costs related to regulatory actions taken in facilities	1	1
Equity compensation	32	24
Contingent consideration	20	33
Accelerated depreciation	25	1
Other non-GAAP items*	63	121
Non-GAAP operating income (loss)	$785	$1,013
Non-GAAP operating margin**	21.4%	27.7%

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as inventory write offs, primarily related to the rationalization of our plants, material litigation fees and other unusual events.

** Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva

	Three months ended
	March 31,
($ in millions except per share amounts)	2023	2022
Net income (loss) attributable to Teva	$(205)	$(955)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets	165	200
Legal settlements and loss contingencies	233	1,124
Impairment of long-lived assets	188	165
Restructuring costs	56	57
Costs related to regulatory actions taken in facilities	1	1
Equity compensation	32	24
Contingent consideration	20	33
Accelerated depreciation	25	1
Financial expenses	23	11
Share in profits (losses) of associated companies- net	-	(22)
Items attributable to non-controlling interests	(40)	(11)
Other non-GAAP items*	63	121
Corresponding tax effects and unusual tax items	(104)	(140)
Non-GAAP net income attributable to Teva	$457	$609
Non-GAAP tax rate**	15.5%	18.5%

GAAP Diluted earnings (loss) per share attributable to Teva	$(0.18)	$(0.86)
EPS difference***	0.59	1.41
Non-GAAP diluted EPS attributable to Teva***	$0.40	$0.55
Non-GAAP average number of shares (in millions)***	1,128	1,112

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain inventory write offs, primarily related to the rationalization of our plants, material litigation fees and other unusual events.

** Non-GAAP tax rate is tax expenses excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above.

***EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of net income (loss) to adjusted EBITDA

	Three months ended
	March 31,
($ in millions)	2023	2022
Net income (loss)	$(238)	$(952)
Increase (decrease) for excluded items:
Financial expenses	260	258
Income taxes	(19)	2
Share in profits (losses) of associated companies –net	(0)	(21)
Depreciation	139	123
Amortization	165	200
EBITDA	306	(390)
Legal settlements and loss contingencies	233	1,124
Impairment of long-lived assets	188	165
Restructuring costs	56	57
Costs related to regulatory actions taken in facilities	1	1
Equity compensation	32	24
Contingent consideration	20	33
Other non-GAAP items*	63	121
Adjusted EBITDA	$899	$1,135

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as inventory write offs, primarily related to the rationalization of our plants, material litigation fees and other unusual events.

	Segment Information

	North America		Europe		International Markets
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2023	2022	2023	2022	2023	2022

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$1,766	$1,737	$1,184	$1,156	$492	$492
Gross profit	812	890	655	694	262	286
R&D expenses	156	143	53	58	20	20
S&M expenses	223	245	187	196	98	97
G&A expenses	102	112	70	59	31	29
Other income	(1)	(11)	§	§	(1)	(40)
Segment profit	$332	$402	$345	$381	$114	$179

§ Represents an amount less than $0.5 million.

Reconciliation of our segment profit
to consolidated income before income taxes
	Three months ended
	March 31,
	2023	2022

	(U.S.$ in millions)

North America profit	$332	$402
Europe profit	345	381
International Markets profit	114	179
Total reportable segment profit	791	962
Profit of other activities	(6)	52
	785	1,013
Amounts not allocated to segments:
Amortization	165	200
Other asset impairments, restructuring and other items	96	128
Intangible asset impairments	178	149
Legal settlements and loss contingencies	233	1,124
Other unallocated amounts	112	127
Consolidated operating income (loss)	2	(713)
Financial expenses - net	260	258
Consolidated income (loss) before income taxes	$(258)	$(971)

Segment revenues by major products and activities
(Unaudited)

	Three months ended
	March 31,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
North America segment
Generic products	$824	$899	(8%)
AJOVY	49	36	36%
AUSTEDO	170	154	10%
BENDEKA/TREANDA	63	82	(23%)
COPAXONE	76	86	(12%)
Anda	424	342	24%
Other	160	139	15%
Total	1,766	1,737	2%

	Three months ended
	March 31,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
Europe segment
Generic products	$932	$876	6%
AJOVY	36	30	17%
COPAXONE	59	72	(17%)
Respiratory products	68	71	(4%)
Other	89	107	(17%)
Total	1,184	1,156	2%

	Three months ended
	March 31,		Percentage Change
	2023	2022	2022-2023
	(U.S.$ in millions)
International Markets segment
Generic products	$400	$388	3%
AJOVY	10	6	74%
COPAXONE	12	10	16%
Other	70	88	(20%)
Total	492	492	§

Free cash flow reconciliation
(Unaudited)

	Three months ended March 31,
	2023	2022

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	(145)	(49)
Beneficial interest collected in exchange for securitized trade receivables	323	305
Purchases of property, plant and equipment	(139)	(157)
Proceeds from sale of business and long lived assets	2	25
Acquisition of businesses, net of cash acquired	-	(7)
Free cash flow	$41	$117

Contacts

IR Contacts
Ran Meir +1 (267) 468-4475
Yael Ashman +972 (3) 914 8262
Sanjeev Sharma +1 (267) 658-2700

PR Contacts
Kelley Dougherty +1 (973) 832-2810
Eden Klein +972 (3) 906 2645